151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Cynthia Michener 860-273-8553 michenerc@aetna.com
Investor Contact: Tom Cowhey 860-273-2402 cowheyt@aetna.com

News Release _________________________________________________________

AETNA REPORTS THIRD-QUARTER 2011 RESULTS

•	Third-quarter 2011 operating earnings per share (1) were $1.40, compared with the Thomson-First Call mean of $1.15

•	Net income per share was $1.30

•	Total medical benefit ratio was 78.9 percent

•	Medical membership totaled 18.2 million members at September 30, 2011

•	Aetna now projects full-year 2011 operating earnings per share to be $5.00 (2)

•	Aetna initially projects full-year 2012 operating earnings of at least $4.80 per share (2)

HARTFORD, Conn., October 27, 2011 - Aetna (NYSE: AET) today announced third-quarter 2011 operating earnings (1) of $528.4 million, or $1.40 per share, a per share increase of 40 percent over 2010. The increase in third quarter operating earnings was largely the result of strong performance across all product lines from lower than projected utilization and disciplined execution of our pricing and medical cost management strategies, partially offset by the effect of lower commercial insured membership in 2011. Third-quarter operating earnings included favorable prior-period reserve development of approximately $117 million, after tax. The significant majority of this development is a result of current year performance, mainly attributable to second quarter 2011 incurred health care costs. Third-quarter net income per share, which includes a one-time $.24 per share charge associated with the previously announced voluntary early retirement program, was $1.30, a per share increase of 9 percent over 2010.

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For the nine months ended September 30, 2011, operating earnings per share and net income per share were both $4.19. Operating earnings per share for the nine months ended September 30, 2011 includes $.37 per share of favorable prior-year reserve development substantially from 2010 incurred health care costs.

Third Quarter Financial Results at a Glance

	Three Months Ended September 30,
(Millions, except per share results)	2011	2010	Change
Revenue, excluding net realized capital gains (3)	$8,396.7	$8,459.2	(1)%
Operating earnings	528.4	419.6	26%
Net income	490.4	497.6	(1)%

Per share results:
Operating earnings	$1.40	$1.00	40%
Net income	1.30	1.19	9%

Weighted average common shares - diluted	376.8	418.8

“These results are a continuation of our strong operating performance in the first and second quarters, driven largely by lower-than-projected utilization, our pricing discipline and our medical cost management strategies,” said Mark T. Bertolini, Aetna chairman, CEO and president. “In our core health operations, we're excited about the prospects for our Medicare business, which posted another strong quarter. Aetna Medicare will gain even more momentum with the completion of the Genworth Medicare Supplement acquisition and our recent launch of a co-branded CVS Part D plan.

“In our emerging businesses, we are advancing new models of payment reform in our relationships with providers as part of our strategy to create shareholder value by leveraging new capabilities and technology assets to strengthen our core health business. Building on our success with the provider systems we have mentioned previously, our Accountable Care Solutions business has a strong pipeline of new opportunities. We are excited about working with providers to offer a variety of low-cost local-market options, including narrow networks. Provider collaboration is key to our strategy for addressing the new health-care marketplace in 2014 and beyond,” said Bertolini.

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“Our strong performance and excellent capital position allow Aetna to continue to invest in our future and ensure that we serve the needs of our customers through advanced technologies, products and services,” said Joseph M. Zubretsky, Aetna senior executive vice president and CFO. “Through October, we have deployed approximately $1.6 billion in capital for acquisitions that strategically strengthen Aetna across the enterprise. The PayFlex and Medicare Supplement acquisitions will enhance our core capabilities, while the purchase earlier in the year of Medicity already has helped to fuel our growth in the accountable-care space. At the same time, we have deployed $1.2 billion through September 30 to repurchase 31 million of our shares.

“With the favorable performance in the first nine months, we are increasing our full-year 2011 operating earnings projection to $5.00 per share. Our initial projection is that we will be able to generate full-year 2012 operating earnings of at least $4.80 per share.”

Health Care business results
Health Care, which provides a full range of insured and self-insured medical, pharmacy, dental and behavioral health products and services, reported:

•
Operating earnings of $525.7 million for the third quarter of 2011, compared with $442.2 million for the corresponding period in 2010. The increase in operating earnings was primarily due to higher commercial underwriting margins which continue to benefit from lower than projected utilization and disciplined execution of our pricing and medical cost management strategies, partially offset by the effect of lower commercial insured membership in 2011. Operating earnings included approximately $117 million and $69 million, after tax, of favorable prior-period reserve development in the third quarter of 2011 and 2010, respectively. Prior-period reserve development for the third quarter of 2011 relates primarily to second quarter 2011 incurred health care costs.

•
Revenues (3) were $7.8 billion for both the third quarter of 2011 and the third quarter of 2010. Total revenue for the third quarter of 2011, which includes net realized capital gains, was $7.8 billion compared with $7.9 billion for the third quarter of 2010.

•	Medical benefit ratios (MBRs) for third quarter 2011 and 2010 were as follows:

	2011	2010
Commercial	77.8%	80.5%
Medicare	81.4%	84.9%
Medicaid	84.7%	88.8%
Total	78.9%	81.8%

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•
Excluding favorable prior-period reserve development, the Total MBR was 81.5 percent and 83.3 percent for the third quarter of 2011 and 2010, respectively. Total medical costs include favorable development of prior-period health care cost estimates of $181 million and $107 million in the third quarter of 2011 and 2010, respectively.

•
Excluding favorable prior-period reserve development, the Commercial MBR was 80.6 percent and 82.2 percent for the third quarter of 2011 and 2010, respectively. Commercial medical costs include favorable prior-period development of $141 million and $90 million in the third quarter of 2011 and 2010, respectively.

•
Excluding favorable prior-period reserve development, the Medicare MBR was 83.1 percent and 85.3 percent for the third quarter of 2011 and 2010, respectively. Medicare medical costs include favorable prior-period development of $22 million and $6 million in the third quarter of 2011 and 2010, respectively.

•
Sequentially, third-quarter 2011 medical membership decreased by 11 thousand to 18.230 million; dental membership decreased by 139 thousand to 13.647 million and pharmacy benefit management services membership increased by 28 thousand to 8.806 million.

•	Net income was $471.3 million for the third quarter of 2011, compared with $507.5 million for the third quarter of 2010.

Favorable prior-year reserve development was $218 million and $142 million for the nine months ended September 30, 2011 and 2010, respectively.

Group Insurance business results
Group Insurance, which includes group life, disability and long-term care products, reported:

•	Operating earnings of $37.9 million for the third quarter of 2011, compared with $34.6 million for the third quarter of 2010.

•	Net income of $51.1 million for the third quarter of 2011, compared with $50.8 million for the third quarter of 2010.

•
Revenues (3) of $489.0 million for the third quarter of 2011, compared with $501.7 million for the third quarter of 2010. Third quarter total revenue, which includes net realized capital gains, was $509.3 million in 2011 and $526.6 million in 2010.

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Large Case Pensions business results
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products, primarily qualified pension plans, reported:

•	Operating earnings of $4.4 million for the third quarter of 2011, compared with $5.6 million for the third quarter of 2010.

•	Net income of $7.6 million for the third quarter of 2011, compared with net income of $2.1 million for the third quarter of 2010.

Total company results

•
Revenues (3) for the third quarter of 2011 were $8.4 billion, compared with $8.5 billion for the third quarter of 2010. Total Revenue, which includes net realized capital gains, was $8.5 billion for both the third quarter of 2011 and the third quarter of 2010.

•
Operating Expenses (1) were $1.7 billion for the third quarter of 2011, $84.2 million higher than the third quarter of 2010. The operating expense ratio (4) was 20.0 percent for the third quarter of 2011 and 18.9 percent for the third quarter of 2010. The increase in the operating expense ratio is driven primarily by the inclusion of acquisitions, the settlement of certain contractual disputes, increased investment spending, including open enrollment initiatives, and lower revenue. Including net realized capital gains, a one-time charge associated with the voluntary early retirement program announced during the third quarter of 2011 and litigation-related insurance proceeds recorded in 2010, these percentages were 21.4 percent and 18.2 percent for the third quarter of 2011 and 2010, respectively.

•	Corporate Financing Interest Expense was $38.8 million and $41.6 million after tax for the third quarter of 2011 and 2010, respectively.

•	Net Income was $490.4 million for the third quarter of 2011 compared with $497.6 million for the third quarter of 2010.

•
Pre-tax Operating Margin (5) was 10.7 percent for the third quarter of 2011 compared with 8.7 percent for the third quarter of 2010. For both the third quarter of 2011 and 2010, the after-tax net income margin was 5.8 percent.

•	Share Repurchases totaled 12.8 million shares at a cost of $493 million in the third quarter of 2011.

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Aetna's conference call to discuss third quarter 2011 results will begin at 8:30 a.m. ET today. The public may access the conference call through a live audio webcast available on Aetna's Investor Information link on the Internet at www.aetna.com. Financial, statistical and other information, including GAAP reconciliations, related to the conference call also will be available on Aetna's Investor Information web site.

The conference call also can be accessed by dialing 888-401-4685 or +1-719-457-2710 for international callers. The company suggests participants dial in approximately 10 minutes before the call. The access code is 7249513. Individuals who dial in will be asked to identify themselves and their affiliations.
A replay of the call may be accessed through Aetna's Investor Information link on the Internet at www.aetna.com or by dialing 888-203-1112, or +1-719-457-0820 for international callers. The replay access code is 7249513. Telephone replays will be available from 11 a.m. ET on October 27, 2011 until 11 p.m. ET on November 10, 2011.

About Aetna
Aetna is one of the nation's leading diversified health care benefits companies, serving approximately 36.3 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional, voluntary and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities and health care management services for Medicaid plans. Our customers include employer groups, individuals, college students, part-time and hourly workers, health plans, governmental units, government-sponsored plans, labor groups and expatriates. For more information, see www.aetna.com.

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Consolidated Statements of Income

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2011	2010	2011	2010
Revenue:
Health care premiums	$6,776.7	$6,908.9	$20,260.7	$20,719.2
Other premiums	439.8	448.9	1,336.9	1,384.1
Fees and other revenue	946.6	853.2	2,742.7	2,626.0
Net investment income	233.6	248.2	727.5	777.1
Net realized capital gains	78.6	79.6	139.7	199.7
Total revenue	8,475.3	8,538.8	25,207.5	25,706.1

Benefits and expenses:
Health care costs	5,345.5	5,649.3	16,060.3	16,998.9
Current and future benefits	470.7	480.9	1,433.9	1,488.6
Operating expenses:
Selling expenses	269.1	304.8	827.0	928.8
General and administrative expenses	1,547.2	1,249.3	4,144.5	3,700.6
Total operating expenses	1,816.3	1,554.1	4,971.5	4,629.4
Interest expense	59.7	63.9	187.3	185.5
Amortization of other acquired intangible assets	31.7	23.4	83.6	72.0
Total benefits and expenses	7,723.9	7,771.6	22,736.6	23,374.4

Income before income taxes	751.4	767.2	2,470.9	2,331.7
Income taxes	261.0	269.6	857.8	780.5
Net income	$490.4	$497.6	$1,613.1	$1,551.2

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Summary of Results

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2011	2010	2011	2010
Operating earnings, excluding prior-period reserve development	$411.8	$351.0
Favorable development of prior-period
health care cost estimates	116.6	68.6
Operating earnings	528.4	419.6	$1,611.4	$1,300.4
Voluntary early retirement program	(89.1)	—	(89.1)	—
Litigation-related insurance proceeds	—	26.6	—	85.1
Net realized capital gains	51.1	51.4	90.8	165.7
Net income (GAAP measure)	$490.4	$497.6	$1,613.1	$1,551.2

Weighted average common shares - basic	369.2	412.7	377.2	422.3

Weighted average common shares - diluted	376.8	418.8	385.0	429.5

Per Common Share
Operating earnings, excluding prior-period reserve development	$1.09	$.84
Favorable development of prior-period
health care cost estimates	.31	.16
Operating earnings	1.40	1.00	$4.19	$3.03
Voluntary early retirement program	(.24)	—	(.23)	—
Litigation-related insurance proceeds	—	.07	—	.20
Net realized capital gains	.14	.12	.23	.38
Net income (GAAP measure)	$1.30	$1.19	$4.19	$3.61

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Segment Information (6)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2011	2010	2011	2010
Health Care:
Revenue, excluding net realized capital gains	$7,779.6	$7,834.1	$23,180.7	$23,571.6
Net realized capital gains	53.3	60.0	102.0	127.8
Total revenue (GAAP measure)	$7,832.9	$7,894.1	$23,282.7	$23,699.4

Commercial Medical Benefit Ratio:
Premiums	$5,074.3	$5,140.7	$15,119.3	$15,432.5
Health care costs (GAAP measure)	$3,947.2	$4,136.3	$11,724.5	$12,429.8
Favorable development of prior-period
health care cost estimates	140.8	90.2
Health care costs, excluding prior-period development	$4,088.0	$4,226.5

Commercial MBR (GAAP measure)	77.8%	80.5%	77.5%	80.5%
Commercial MBR, excluding prior-period reserve development	80.6%	82.2%

Medicare Medical Benefit Ratio:
Premiums	$1,333.4	$1,482.2	$4,100.5	$4,508.7
Health care costs (GAAP measure)	$1,085.9	$1,259.1	$3,433.4	$3,884.0
Favorable development of prior-period
health care cost estimates	22.1	5.4
Health care costs, excluding prior-period development	$1,108.0	$1,264.5

Medicare MBR (GAAP measure)	81.4%	84.9%	83.7%	86.1%
Medicare MBR, excluding prior-period reserve development	83.1%	85.3%

Total Medical Benefit Ratio:
Premiums	$6,776.7	$6,908.9	$20,260.7	$20,719.2
Health care costs (GAAP measure)	$5,345.5	$5,649.3	$16,060.3	$16,998.9
Favorable development of prior-period
health care cost estimates	180.8	106.7
Health care costs, excluding prior-period development	$5,526.3	$5,756.0

Total MBR (GAAP measure)	78.9%	81.8%	79.3%	82.0%
Total MBR, excluding prior-period reserve development	81.5%	83.3%

Operating earnings	$525.7	$442.2	$1,593.9	$1,369.7
Voluntary early retirement program	(89.1)	—	(89.1)	—
Litigation-related insurance proceeds	—	26.6	—	85.1
Net realized capital gains	34.7	38.7	66.3	109.2
Net income (GAAP measure)	$471.3	$507.5	$1,571.1	$1,564.0

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Segment Information continued (6)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2011	2010	2011	2010

Group Insurance:
Revenue, excluding net realized capital gains	$489.0	$501.7	$1,492.9	$1,548.6
Net realized capital gains	20.3	24.9	31.2	60.6
Total revenue (GAAP measure)	$509.3	$526.6	$1,524.1	$1,609.2

Operating earnings	$37.9	$34.6	$125.2	$107.5
Net realized capital gains	13.2	16.2	20.3	47.2
Net income (GAAP measure)	$51.1	$50.8	$145.5	$154.7

Large Case Pensions:
Revenue, excluding net realized capital gains (losses)	$128.1	$123.4	$394.2	$386.2
Net realized capital gains (losses)	5.0	(5.3)	6.5	11.3
Total revenue (GAAP measure)	$133.1	$118.1	$400.7	$397.5

Operating earnings	$4.4	$5.6	$16.4	$21.4
Net realized capital gains (losses)	3.2	(3.5)	4.2	9.3
Net income (GAAP measure)	$7.6	$2.1	$20.6	$30.7

Total Company:
Revenue, excluding net realized capital gains (A)	$8,396.7	$8,459.2	$25,067.8	$25,506.4
Net realized capital gains	78.6	79.6	139.7	199.7
Total revenue (GAAP measure) (B)	$8,475.3	$8,538.8	$25,207.5	$25,706.1

Business segment operating expenses (C)	$1,678.0	$1,562.4	$4,830.8	$4,641.0
Corporate Financing segment operating expenses (7)	1.3	32.7	3.7	119.4
Operating expenses, including Corporate Financing segment (D)	1,679.3	1,595.1	4,834.5	4,760.4
Voluntary early retirement program	137.0	—	137.0	—
Litigation-related insurance proceeds	—	(41.0)	—	(131.0)
Total operating expenses (GAAP measure) (E)	$1,816.3	$1,554.1	$4,971.5	$4,629.4

Operating Expenses Ratios:
Business segment operating expense ratio (C)/(A)	20.0%	18.5%	19.3%	18.2%
Operating expense ratio (D)/(A)	20.0%	18.9%	19.3%	18.7%
Total operating expense ratio (E)/(B) (GAAP measure)	21.4%	18.2%	19.7%	18.0%

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Membership

	September 30,	June 30,	December 31,	September 30,
(Thousands)	2011	2011	2010	2010
Medical Membership:
Commercial	16,561	16,594	16,824	16,908
Medicare	408	405	445	449
Medicaid	1,261	1,242	1,199	1,171
Total Medical Membership	18,230	18,241	18,468	18,528

Consumer-Directed Health Plans (8)	2,399	2,405	2,184	2,225

Dental Membership:
Commercial	12,095	12,181	12,137	12,206
Medicare & Medicaid	653	635	639	625
Network Access (9)	899	970	971	967
Total Dental Membership	13,647	13,786	13,747	13,798

Pharmacy Benefit Management Membership:
Commercial	8,162	8,131	8,555	8,646
Medicare PDP (stand-alone)	429	432	608	622
Medicare Advantage PDP	188	188	227	231
Medicaid	27	27	27	30
Total Pharmacy Benefit Management Services	8,806	8,778	9,417	9,529

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Operating Margins

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2011	2010	2011	2010
Reconciliation to Income Before Income Taxes:
Operating earnings before income taxes, excluding interest
expense and amortization of other acquired intangible assets (A)	$901.2	$733.9	$2,739.1	$2,258.5
Interest expense	(59.7)	(63.9)	(187.3)	(185.5)
Amortization of other acquired intangible assets	(31.7)	(23.4)	(83.6)	(72.0)
Voluntary early retirement program	(137.0)	—	(137.0)	—
Litigation-related insurance proceeds	—	41.0	—	131.0
Net realized capital gains	78.6	79.6	139.7	199.7
Income before income taxes (GAAP measure)	$751.4	$767.2	$2,470.9	$2,331.7

Reconciliation to Net Income:
Operating earnings, excluding interest expense and
amortization of other acquired intangible assets, net of tax	$587.8	$476.4	$1,787.4	$1,467.8
Interest expense, net of tax	(38.8)	(41.6)	(121.7)	(120.6)
Amortization of other acquired intangible assets, net of tax	(20.6)	(15.2)	(54.3)	(46.8)
Voluntary early retirement program, net of tax	(89.1)	—	(89.1)	—
Litigation-related insurance proceeds, net of tax	—	26.6	—	85.1
Net realized capital gains, net of tax	51.1	51.4	90.8	165.7
Net income (GAAP measure) (B)	$490.4	$497.6	$1,613.1	$1,551.2

Reconciliation of Revenue:
Revenue, excluding net realized capital gains (C)	$8,396.7	$8,459.2	$25,067.8	$25,506.4
Net realized capital gains	78.6	79.6	139.7	199.7
Total revenue (GAAP measure) (D)	$8,475.3	$8,538.8	$25,207.5	$25,706.1

Operating and Net Income Margins:
Pretax operating margin (A)/(C)	10.7%	8.7%	10.9%	8.9%
After-tax net income margin (B)/(D) (GAAP measure)	5.8%	5.8%	6.4%	6.0%

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(1) Operating earnings and operating earnings per share exclude net realized capital gains and losses and other items, if any, from net income. Although the excluded items may recur, management believes that operating earnings and operating earnings per share provide a more useful comparison of Aetna's underlying business performance from period to period. Management uses operating earnings to assess business performance and to make decisions regarding Aetna's operations and allocation of resources among Aetna's businesses. Operating earnings is also the measure reported to the Chief Executive Officer for these purposes.

The following items are excluded from operating earnings because we believe they neither relate to the ordinary course of our business nor reflect our underlying business performance:

•
In July 2011, we announced a voluntary early retirement program (the “Program”).  In connection with the Program, we recorded a one-time charge of $89.1 million ($137.0 million pretax) during the three and nine months ended September 30, 2011.

•
Following a Pennsylvania Supreme Court ruling in June 2009, we recorded litigation-related insurance proceeds of $26.6 million ($41.0 million pretax) and $85.1 million ($131.0 million pretax) for the three and nine months ended September 30, 2010, respectively, from our liability insurers related to certain litigation we settled in 2003.

•
Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities. However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna's business operations.

For a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (“GAAP”), refer to the tables on pages 8 through 10 and 12 of this press release.

(2) Projected operating earnings per share exclude any future net realized capital gains and losses and other items, if any, from net income. Aetna is not able to project the amount of future net realized capital gains and losses and therefore cannot reconcile projected operating earnings to projected net income in any period. Projected operating earnings per share for the full year 2011 reflect approximately 381 million weighted average diluted shares.

(3) Revenue excludes net realized capital gains and losses as noted in (1) above. Refer to the tables on pages 9, 10 and 12 of this press release for a reconciliation of revenue excluding net realized capital gains and losses to revenue calculated under GAAP.

(4) The operating expense ratio reflects the inclusion of the Corporate Financing segment in operating expenses and excludes net realized capital gains and losses and other items, if any. For a reconciliation of this metric to the comparable GAAP measure refer to page 10 of this press release.

(5) In order to provide useful information regarding Aetna's profitability on a basis comparable to others in the industry, without regard to financing decisions, income taxes or amortization of other acquired intangible assets (each of which may vary for reasons not directly related to the performance of the underlying business), Aetna's pretax operating margin is based on operating earnings excluding interest expense, income taxes and amortization of other acquired intangible assets. Management also uses pretax operating margin to assess Aetna's performance, including performance versus competitors.

(6) Revenue and operating expense information is presented before income taxes. Operating earnings is presented net of income taxes.

(7) Our Corporate Financing segment is not a business segment. It is added to our business segments to reconcile to our consolidated results. The Corporate Financing segment includes interest expense on our outstanding debt and the financing components of our pension and other postretirement benefit plan expenses.

(8) Represents members in consumer-directed health plans included in Aetna's Commercial medical membership.

(9) Represents members in products that allow these members access to Aetna's dental provider network for a nominal fee.

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CAUTIONARY STATEMENT; ADDITIONAL INFORMATION -- -- Certain information in this press release is forward-looking, including our projections as to operating earnings per share, the future performance of Aetna Medicare, the impact of certain acquisitions on our core capabilities and weighted average diluted shares. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna's control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, particularly the implementation of health care reform legislation and changes in Aetna's future cash requirements, capital requirements, results of operations, financial condition and/or cash flows. Health care reform will significantly impact our business operations and financial results, including our medical benefit ratios. Components of the legislation will be phased in over the next seven years, and we will be required to dedicate material resources and incur material expenses during that time to implement health care reform. Many significant parts of the legislation, including health insurance exchanges and the implementation of medical loss ratios, require further guidance and clarification both at the federal level and in the form of regulations and actions by state legislatures to implement the law. As a result, many of the impacts of health care reform will not be known for the next several years. Other important risk factors include adverse and less predictable economic conditions in the U.S. and abroad (including unanticipated levels of or rate of increase in the unemployment rate); adverse changes in health care reform and/or other federal or state government policies or regulations as a result of health care reform, changes in health care reform or otherwise (including legislative, judicial or regulatory measures that would affect our business model, restrict funding for various aspects of health care reform, limit our ability to price for the risk we assume and/or reflect reasonable costs or profits in our pricing, such as mandated minimum medical benefit ratios, eliminate or reduce ERISA pre-emption of state laws (increasing our potential litigation exposure) or mandate coverage of certain health benefits); our ability to differentiate our products and solutions from those offered by our competitors, and demonstrate that our products lead to access to better quality of care by our members; unanticipated increases in medical costs (including increased intensity or medical utilization as a result of the H1N1 or other flu, increased COBRA participation rates or otherwise; changes in membership mix to higher cost or lower-premium products or membership-adverse selection; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends; increases resulting from unfavorable changes in contracting or re-contracting with providers, and increased pharmacy costs); failure to achieve and/or delays in achieving desired rate increases and/or profitable membership growth due to regulatory restrictions, the difficult economy and/or significant competition, especially in key geographic areas where membership is concentrated; adverse changes in size, product mix or medical cost experience of membership; our ability to diversify our sources of revenue and earnings; adverse program, pricing or funding actions by federal or state government payors; the ability to successfully implement our agreement with CVS Caremark Corporation on a timely basis and in a cost-efficient manner and to achieve projected operating efficiencies for the agreement; our ability to integrate, simplify, and enhance our existing information technology systems and platforms to keep pace with changing customer and regulatory needs; the success of our health information technology initiatives; the ability to successfully integrate our businesses (including Medicity, Prodigy Health Group, PayFlex, and Genworth Financial Inc.'s Medicare Supplement business and other businesses we acquire in the future) and implement multiple strategic and operational initiatives simultaneously; managing executive succession and key talent retention, recruitment and development; the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; the outcome of various litigation and regulatory matters, including the CMS risk adjustment audits of certain of our Medicare contracts, guaranty fund assessments and litigation concerning, and ongoing reviews by various regulatory authorities of, certain of our payment practices with respect to out-of-network providers; reputational issues arising from data security breaches or other means; the ability to improve relations with providers while taking actions to reduce medical costs and/or expand the services we offer; our ability to maintain our relationships with third party brokers, consultants and agents who sell our products; increases in medical costs or Group Insurance claims resulting from any epidemics, acts of terrorism or other extreme events; and a downgrade in our financial ratings. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2010 Annual Report on Form 10-K and Aetna's Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, each on file with the Securities and Exchange Commission (the “SEC”), and Aetna's Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 (Aetna's “Third Quarter 10-Q”), when filed with the SEC. You also should read Aetna's Third Quarter 10-Q when filed with the SEC for a discussion of Aetna's historical results of operations and financial condition.